Exhibit 99.1

Equity Residential Issues Additional Information Regarding First Quarter
                             2007 Guidance


    CHICAGO--(BUSINESS WIRE)--Feb. 7, 2007--On February 6, 2007, Equity Residential (NYSE:EQR) reported the company's 2006 results and issued earnings guidance for 2007. On a conference call held earlier today, there were several questions regarding the company's underlying assumptions used in its estimate of first quarter 2007 funds from operations (FFO) per share. In order to provide additional information to the investment community, the company is providing the attached chart to show the reconciliation of its actual fourth quarter 2006 FFO per share to its estimate of first quarter 2007 FFO per share.

    Equity Residential is an S&P 500 company focused on the acquisition, development and management of high quality apartment properties in top U.S. growth markets. Equity Residential owns or has investments in 617 properties totaling 165,716 units. For more information on Equity Residential, please visit our website at www.equityresidential.com.

    Forward-Looking Statements

    In addition to historical information, this press release contains forward-looking statements and information within the meaning of the federal securities laws. These statements are based on current expectations, estimates, projections and assumptions made by management. While Equity Residential's management believes the assumptions underlying its forward-looking statements are reasonable, such information is inherently subject to uncertainties and may involve certain risks, including, without limitation, changes in general market conditions, including the rate of job growth and cost of labor and construction material, the level of new multifamily construction and development, competition and local government regulation. Other risks and uncertainties are described under the heading "Risk Factors" in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) and available on our website, www.equityresidential.com. Many of these uncertainties and risks are difficult to predict and beyond management's control. Forward-looking statements are not guarantees of future performance, results or events. Equity Residential assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.


      Additional Information Regarding Q1 2007 Earnings Guidance
                          (per share diluted)

                                                            FFO
                                                        Reconciliation
                                                        Actual Q4 2006
                                                        to Expected Q1
                                                             2007
                                                       ---------------

Actual Q4 2006 FFO (2) (3)                                      $0.49
Add: Q4 2006 corporate housing
 impairment charge                                               0.09
Less: Forfeited deposits                                        (0.03)
Less: Lower expected net condominium
 profits                                                        (0.03)
Less: Higher expected property
 management expense                                             (0.01)
Less: Higher expected general and
 administrative expense                                         (0.01)

                                                       ---------------
Expected Q1 2007 FFO - Midpoint of
 guidance range (2) (3)                                         $0.50
                                                       ===============


                                           Actual          Expected
                                           Q4 2006         Q1 2007
                                       --------------- ---------------

Actual/expected EPS (1)                         $1.54   $0.69 to $0.73
Add: Actual/expected depreciation
 expense                                         0.47            0.47
Less: Actual/expected net gain on sales
 (1)                                            (1.52)          (0.68)

                                       --------------- ---------------
Actual/expected FFO (2) (3)                     $0.49   $0.48 to $0.52
                                       =============== ===============


(1) Earnings per share ("EPS") represents net income per share calculated in accordance with accounting principles generally accepted in the United States. Expected EPS is calculated on a basis consistent with actual EPS. Due to the uncertain timing and extent of property dispositions and the resulting gains/losses on sales, actual EPS could differ materially from expected EPS.

(2) The National Association of Real Estate Investment Trusts ("NAREIT") defines funds from operations ("FFO") (April 2002 White Paper) as net income (computed in accordance with accounting principles generally accepted in the United States), excluding gains (or losses) from sales of depreciable property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis. Expected FFO is calculated on a basis consistent with actual FFO.

(3) The Company believes that FFO is helpful to investors as a supplemental measure of the operating performance of a real estate company, because it is a recognized measure of performance by the real estate industry and by excluding gains or losses related to dispositions of depreciable property and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help compare the operating performance of a company's real estate between periods or as compared to different companies. FFO in and of itself does not represent net income or net cash flows from operating activities in accordance with GAAP. Therefore, FFO should not be exclusively considered as an alternative to net income or to net cash flows from operating activities as determined by GAAP or as a measure of liquidity. The Company's calculation of FFO may differ from other real estate companies due to, among other items, variations in cost capitalization policies for capital expenditures and, accordingly, may not be comparable to such other real estate companies.

    CONTACT: Equity Residential
             Marty McKenna, 312-928-1901